Exhibit 10.4

Amendment #4 to Consulting Agreement

This Amendment #4 to the Consulting Agreement (the “Amendment”) is made and entered into as of December 1, 2025, by and between Rainmaker Worldwide Inc. (the “Company”) (“RAKR”) and Larchwood Management Partners Inc. (“Consultant”).

RECITALS

WHEREAS, RAKR and the Consultant entered into a Consulting Agreement dated July 4, 2017, as amended by:

● Amendment #1 dated February 28, 2020;

● Amendment #2 dated January 1, 2021; and

● Amendment #3 dated June 1, 2023;

(collectively, the “Agreement”);

WHEREAS, the parties desire to reset compensation, extend the term, confirm outside work parameters, and establish termination compensation obligations;

NOW, THEREFORE, the parties agree as follows:

1. Compensation Adjustment.

Effective December 1, 2025, compensation shall be US$15,500 per month until the Company is able to pay market rates as determined by the Compensation Committee.

2. Term Extension.

The term of the Agreement, as amended, is extended five (5) years through December 1, 2030.

3. Termination Compensation.

If the Company terminates during the extended term, Consultant shall receive two (2) years of salary at the then-current rate plus any earned and due stock.

No termination of this Agreement by the Company shall in any way affect the right of Consultant to receive, as a result of its services rendered, its compensation including fees, securities or Warrants or other benefits hereunder.

4. Effect of Amendment.

All other provisions of the Agreement remain in effect and are ratified.

5. Governing Law.

Nevada law governs this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment #4 as of the date above.

Larchwood Management	Rainmaker Worldwide Inc.
Partners Inc.

Michael O’Connor	James Ross
CEO	Audit Committee Chair